Exhibit 99.1

Robert F.X. Sillerman Names Benjamin Chen
to the Office of the Chairman at Viggle

Announces Termination of Former CEO Janet Scardino

(August 13, 2012) -- Viggle Inc., the fast-growing loyalty program for television, announced today that Benjamin Chen, one of the company’s independent directors, has joined the Office of the Chairman.

Chen was the founder and CEO of Mochila, a leading content and syndication platform for delivering customized solutions for brand advertisers and premium publishers.  He has more than 25 years of experience working with both startups and Fortune 500 companies which focus on media, online advertising and interactive agencies.

Robert F.X. Sillerman, Viggle’s Executive Chairman and CEO said: “The addition of Ben to the Office of the Chairman immediately gives Viggle extensive experience and recognized talent at the top level of management.  We look forward to working with Ben on a day-to-day basis.”

Sillerman also announced the termination of former Viggle CEO Janet Scardino’s employment with the Company.  Scardino had been removed from the Board of Directors and from her position as CEO in June.

Sillerman said:  “I want to thank Janet for her contributions to Viggle.”

About Viggle Inc.

Viggle Inc. (Symbol: VGGL) was founded by media entrepreneur Robert F.X. Sillerman who has pioneered a number of successful television, radio and live entertainment businesses. Sillerman created the company in June 2010 to develop businesses, products and services that encourage consumers to engage in different ways with entertainment such as TV, movies, games and music. The Company launched Viggle, a loyalty program for television in January 2012. Originally named Function(x) Inc., the Company changed its corporate name to Viggle Inc. in June 2012. For more information, follow us on Twitter @ViggleNews.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of August 13, 2012. Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Media Contact:
Laura Gonia
Weber Shandwick for Viggle
Viggle@webershandwick.com
Tel. 206.576.5580

Jason Reindorp
VP, Marketing
Jason@viggle.com
Tel. 206.226.4085

Investor Relations:
John Small
Head of Strategy & Corp. Development—Viggle
John@viggle.com
Tel. 212.231.0092
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